Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER

OPERATING INCOME OF $1.0 BILLION; GROWTH OF

14% OVER THIRD QUARTER A YEAR AGO

REVENUES INCREASE TO $6.2 BILLION

NET INCOME MORE THAN DOUBLES, INCREASING TO

$820 MILLION

QUARTER HIGHLIGHTS

•	SKY Italia generates operating income of $69 million, an improvement of $90 million compared to the third quarter a year ago, as the subscriber base expands to more than 3.7 million subscribers.

•	Cable Network Programming operating income up 23% on increased affiliate revenue at the Regional Sports Networks and advertising strength at Fox News Channel.

•	Primetime ratings strength at the FOX Network and advertising growth at STAR drive Television operating income up 29%.

•	Filmed Entertainment delivers solid operating income contribution of $225 million. Decrease versus a year ago reflects record prior year results on strength of home entertainment sales of film and television titles.

•	Total print business operating income declines 9% as double-digit growth at Magazines and Inserts was more than offset primarily by the absence of TSL Education business earnings in the Newspaper segment following its sale in October 2005.

NEW YORK, NY, May 10, 2006 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported third quarter operating income of $1.0 billion, an increase of 14% over the $889 million a year ago on revenues of $6.2 billion, up $155 million from the $6.0 billion reported in the third quarter of fiscal 2005. The year-on-year operating income growth was primarily driven by double-digit percentage increases at the Television, Cable Network Programming and Magazines and Inserts segments, as well as by a $90 million improvement at SKY Italia.

Third quarter net income of $820 million ($0.26 per share on a diluted combined basis1) more than doubled from the $400 million ($0.13 per share on a diluted combined basis1) reported in the third quarter a year ago. These results primarily reflect the increased consolidated operating income, higher equity earnings of affiliates and increased Other income, reflecting a gain on the sale of Innova partially offset by the unrealized charge for the fair value of certain outstanding exchangeable debt securities.

(1)	See supplemental financial data on page 13 for detail on earnings per share

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“We are obviously pleased with the 14% operating income growth and two-fold increase in net income we delivered this quarter. Our growth was as diverse as it was deep: continued subscriber expansion at SKY Italia; ratings success at our broadcast network; sustained momentum across our array of cable channels; and a dramatic increase in equity earnings from DIRECTV.

“This quarter also saw accelerated progress in our new media evolution. MySpace expanded to over 70 million registered users, solidifying its prominence as one of the fastest growing sites on the Internet. We also launched Mobizzo, a comprehensive new destination for mobile content, putting us in the vanguard of this exploding new platform. And we reached agreement with our broadcast affiliates on repurposing network content, thus allowing us to aggressively develop new ways of distributing and monetizing our programming across the full range of new media platforms.

“At the same time, as we invest in these new opportunities, our strong balance sheet has enabled us to continue aggressively with our stock repurchase program. We have completed close to $2.5 billion of the original $3.0 billion buyback program we initiated last June, and today we announced that the Board of Directors has approved an increase in the stock buyback program to $6.0 billion. This $3.0 billion step up clearly reinforces our view that repurchases of News Corporation shares are among the best uses of our cash in today’s environment.”

Consolidated Operating Income

	3 Months Ended March 31,		9 Months Ended March 31,
	2006	2005	2006	2005
	US Millions
Filmed Entertainment	$225	$251	$892	$949
Television	286	221	629	608
Cable Network Programming	211	172	670	565
Direct Broadcast Satellite Television	69	(21)	(45)	(247)
Magazines and Inserts	90	79	242	216
Newspapers	153	186	347	488
Book Publishing	26	30	173	152
Other	(49)	(29)	(68)	(122)

Total Consolidated Operating Income	$1,011	$889	$2,840	$2,609

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported third quarter operating income of $225 million versus the $251 million reported in the same period a year ago. The year on year decline is primarily due to comparisons with record results a year ago led by the home entertainment performances of Alien vs. Predator, Napoleon Dynamite and I, Robot. The current-year results primarily reflect several successful film and television home entertainment releases, as well as increased contributions from the worldwide theatrical and pay-TV markets.

Third quarter film results were largely driven by the domestic home entertainment performances of Walk the Line and Transporter 2 and by the continued success of Fantastic Four in the international home entertainment market. Additionally, the pay-TV availability of Hide and Seek and Because of Winn Dixie contributed to the strong quarterly results. The current quarter also included release costs for several successful theatrical releases including Big Momma’s House 2, The Hills Have Eyes and the phenomenal success of Ice Age 2: The Meltdown, which was released on March 31st and has grossed over $590 million in worldwide box office to date.

Twentieth Century Fox Television (TCFTV) had increased contributions versus the third quarter a year ago, primarily reflecting continued momentum in home entertainment sales, most notably from Family Guy and 24. Several of TCFTV’s new shows this broadcast season are delivering strong ratings including the number one new comedy, My Name is Earl, and the top two new dramas, The Unit and Prison Break.

TELEVISION

The Television segment reported third quarter operating income of $286 million, an increase of $65 million, or 29%, versus the same period a year ago, primarily reflecting higher contributions from the FOX Broadcasting Company and STAR.

At the FOX Broadcasting Company (FBC), third quarter operating results were solidly profitable versus a loss a year ago as ratings momentum and higher pricing drove primetime advertising revenue growth. The higher primetime advertising revenues in the current year were partially offset by increased programming costs for several returning series including American Idol and 24, which, along with House, fueled ratings growth of 17% among Adults 18-49 for the quarter. Additionally, the third quarter a year ago included a loss associated with the broadcast of Super Bowl XXXIX.

Fox Television Stations’ (FTS) third quarter operating income declined only 4% despite the benefit a year ago from FBC’s broadcast of Super Bowl XXXIX. Primetime ratings strength and the continued success of local news drove advertising revenue growth which was partially offset by increased local sports rights and the further expansion of local newscasts.

STAR’s third quarter operating income increased 28% as advertising revenue growth, mainly from India, drove total revenues up 14%. Advertising gains were led by weekend programming initiatives at STAR Plus and by the growth of STAR One and STAR Gold.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported third quarter operating income of $211 million, an increase of $39 million over last year’s result. The 23% growth primarily reflects advertising strength at the Fox News Channel and affiliate revenue growth at the Regional Sports Networks (RSNs).

The Fox News Channel (FNC) reported operating income growth of 24% compared to the third quarter a year ago, primarily from higher advertising on increased pricing and volume. During the quarter, viewership at FNC was nearly double its nearest competitor in primetime and was over 80% higher on a 24-hour basis reflecting FNC broadcasting the top five shows in cable news.

At our other cable channels (including the RSNs, the FX Channel (FX) and SPEED Channel) operating profit increased 25% from last year’s third quarter results. Revenue gains at the RSNs, primarily from increased affiliate rates and additional DBS subscribers, were partially offset by programming costs associated with broadcasting NHL games. Current quarter results also included higher revenues and costs associated with the consolidation of FSN Ohio, FSN Florida and National Sports Partners after acquiring a controlling stake in the fourth quarter of fiscal 2005. At FX, double-digit revenue growth in the quarter was driven by increased affiliate revenues from higher rates and additional subscribers, as well as by increased advertising revenues on ratings growth and higher pricing. These revenue gains were more than offset by increased programming costs for returning series, as well as promotional and programming spending for several new original series, including Black/White which had the most watched premiere of any original basic cable series this season. FX’s investment in programming has translated into significant ratings momentum with primetime ratings up 31% among Adults 18-49 during the third quarter.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported third quarter operating income of $69 million, an improvement of $90 million compared to a year ago on local currency revenue growth of 17%. This improvement primarily reflects the addition of 472,000 net new subscribers over the past 12 months, bringing SKY Italia’s subscriber base to 3.71 million at quarter-end. The related revenue growth was partially offset by increased programming costs associated with the larger subscriber base, as well as higher spending primarily due to the broadcast of additional movie titles and new entertainment channels on the basic programming tier.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported third quarter operating income of $90 million, an increase of 14% versus the $79 million reported in the quarter a year ago. The growth was driven by higher revenues due to increased demand for in-store marketing products, partially offset by lower revenue rates from the publication of free standing inserts.

NEWSPAPERS

The Newspapers segment reported third quarter operating income of $153 million, a decrease of $33 million from last year’s results primarily reflecting lower contributions from the U.K. newspaper group.

While the U.K. newspaper group reported an operating income decline in local currency terms in the third quarter, this was principally the result of the absence of operating income from the TSL Education business and costs associated with the launch of a consumer magazine division. Without these factors, results were in-line with a year ago, as double-digit circulation revenue growth was offset by a slight reduction in advertising revenues. The circulation revenue gains were the result of increased cover prices across all major titles, with particular revenue growth at The Sun, The Sunday Times and The Times.

The Australian newspaper group reported third quarter operating income in-line with a year ago in local currency terms as display and classified advertising growth was offset by higher editorial and production costs. Display advertising experienced gains in the national and property sectors, while classified revenues were led by strength in the employment market. Circulation revenues also increased slightly during the quarter mainly from higher cover pricing at the major weekend newspapers.

BOOK PUBLISHING

HarperCollins reported third quarter operating income of $26 million, a decrease of $4 million versus the same period a year ago. The prior year included robust sales of The Purpose Driven Life and Lemony Snicket’s A Series of Unfortunate Events, as well as strong contributions from Winning by Jack Welch and Suzy Welch and Jose Canseco’s Juiced. The current quarter results included continued strong sales of Marley & Me by John Grogan and Freakonomics by Steven D. Levitt and Stephen J. Dubner, as well as the release of Bad Childhood-Good Life by Dr. Laura. During the quarter, HarperCollins had 36 books on The New York Times bestseller list, including four books that reached the #1 spot.

OTHER ITEMS

In February 2006 the Company completed its previously announced sale of its investment in Innova, a Mexican DTH platform, to DIRECTV for $285 million. As a result of this transaction the Company recognized a pre-tax gain of $206 million, which is included in Other, net in the Consolidated Statement of Operations.

On June 13, 2005, the Company announced that its Board of Directors approved a stock repurchase program, under which the Company was authorized to acquire up to an aggregate of $3.0 billion in the Company’s Class A and Class B common stock. Today, the Board authorized an increase of that $3.0 billion buyback to $6.0 billion. As of May 10, 2006, the Company has purchased nearly $2.5 billion of stock under the program. The remaining repurchases are expected to be completed within the next two years, but may be suspended or discontinued at any time.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Third quarter net earnings from affiliates were $264 million versus $91 million in the same period a year ago. The $173 million improvement was primarily due to an increased contribution from The DIRECTV Group on subscriber growth and increased pricing. The DIRECTV Group’s results also reflect lower expenses associated with a new set-top receiver lease program. Additionally, the improved results include recognition of a tax benefit by Innova and a favorable impact from foreign currency fluctuations at Sky Brasil.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended March 31,		9 Months Ended March 31,
	% Owned		2006	2005	2006	2005
			US Millions		US Millions
BSkyB	37.9	%(a)	$100	$107	$286	$249
The DIRECTV Group	36.8	%(b)	61	(40)	89	(217)
Sky Brasil	49.7%		19	(2)	23	23
Innova	30.0	%(c)	41	6	61	17
FOXTEL	25.0%		2	(3)	(1)	(17)
Other affiliates	Various	(d)	41	23	152	99

Total equity earnings of affiliates			$264	$91	$610	$154

Further details on the certain affiliated entities follow.

(a)	Due to BSkyB’s stock repurchase program, News’ ownership in BSkyB increased to 37.9% as of March 31, 2006 from 37.6% as of December 31, 2005.

(b)	Due to The DIRECTV Group’s stock repurchase program, News’ ownership in The DIRECTV Group increased to 36.8% at March 31, 2006 from 33.8% at December 31, 2005.

(c)	The Company sold its investment in Innova on February 16, 2006. The Company’s share of equity earnings for Innova for 2006 reflects results through the date of sale.

(d)	Primarily comprising Gemstar-TV Guide International, Fox Cable Networks affiliates, Sky Network Television Limited and Queensland Press (through November 12, 2004).

BSkyB (in STG and IFRS) (2)

	3 Months Ended March 31,		9 Months Ended March 31,
	2006	2005(1)	2006	2005(1)
	Millions (except subscribers)		Millions (except subscribers)
Revenues	£1,063	£958	£3,079	£2,813
Operating profit	246	217	660	573
Net income	£151	£140	£425	£385

News’ reportable 37.9% share (in US$ and US GAAP)	$100	$107	$286	$249

Ending Subscribers			11,999,000	11,565,000
DTH Subscribers			8,099,000	7,704,000

(1)	Certain amounts have been restated upon adoption of International Financial Reporting Standards on July 1, 2005.

The DIRECTV Group, Inc. (2)

	3 Months Ended March 31,		9 Months Ended March 31,
	2006	2005	2006	2005
	Millions (except subscribers)		Millions (except subscribers)
Revenues	$3,386	$3,148	$10,215	$9,372
Operating profit (loss)	392	(54)	767	(2,049)
Net income (loss)	$235	$(41)	$451	$(1,338)

News’ reportable 36.8% share	$61	$(40)	$89	$(217)

Ending Subscribers			15,388,000	14,445,000

(2)	Please refer to respective companies’ earnings releases for detailed information.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	9 Months Ended March 31,
	2006	2005
Australian Dollar/U.S. Dollar	0.75	0.74
U.K. Pounds Sterling/U.S. Dollar	1.76	1.86
Euro/U.S. Dollar	1.20	1.27

To receive a copy of this press release through the Internet, access News Corp.’s corporate Web site located at http://www.newscorp.com

Audio from News Corp.’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 PM. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended March 31,		9 Months Ended March 31,
	2006	2005	2006	2005
	US Millions (except per share amounts)
Revenues	$6,198	$6,043	$18,545	$17,751
Expenses:
Operating expenses	4,006	4,060	12,116	11,925
Selling, general, and administrative	989	918	2,926	2,715
Depreciation and amortization	189	176	561	453
Other operating charge	3	—	102	49

Operating income	1,011	889	2,840	2,609
Other income (expense):
Interest expense, net	(141)	(143)	(410)	(405)
Equity earnings of affiliates	264	91	610	154
Other, net	170	(62)	243	15

Income from continuing operations before income tax expense and minority interest in subsidiaries	1,304	775	3,283	2,373
Income tax expense	(471)	(317)	(1,145)	(773)
Minority interest in subsidiaries, net of tax	(13)	(58)	(44)	(189)

Income from continuing operations	820	400	2,094	1,411
Gain on disposition of discontinued operations, net of tax	—	—	381	—

Income before cumulative effect of accounting change	820	400	2,475	1,411
Cumulative effect of accounting change, net of tax	—	—	(1,013)	—

Net income	$820	$400	$1,462	$1,411

Basic earnings per share:
Income from continuing operations
Class A	$0.27	$0.14	$0.68	$0.51
Class B	$0.23	$0.12	$0.57	$0.43
Net income
Class A	$0.27	$0.14	$0.48	$0.51
Class B	$0.23	$0.12	$0.40	$0.43
Diluted earnings per share:
Income from continuing operations
Class A	$0.27	$0.14	$0.68	$0.50
Class B	$0.22	$0.12	$0.57	$0.42
Net income
Class A	$0.27	$0.14	$0.48	$0.50
Class B	$0.22	$0.12	$0.40	$0.42

CONSOLIDATED BALANCE SHEETS

	March 31, 2006	June 30, 2005
	US Millions
Assets
Current assets:
Cash and cash equivalents	$5,324	$6,470
Receivables, net	4,893	4,353
Inventories, net	1,817	1,516
Other	368	440

Total current assets	12,402	12,779

Non-current assets:
Receivables	703	673
Investments	10,393	10,268
Inventories, net	2,872	2,366
Property, plant, and equipment, net	4,505	4,346
Intangible assets	11,280	12,517
Goodwill	12,148	10,944
Other non-current assets	962	799

Total non-current assets	42,863	41,913

Total assets	$55,265	$54,692

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$57	$912
Accounts payable, accrued expenses and other current liabilities	3,966	3,564
Participations, residuals and royalties payable	1,218	1,051
Program rights payable	878	696
Deferred revenue	526	426

Total current liabilities	6,645	6,649

Non-current liabilities:
Borrowings	11,368	10,087
Other liabilities	3,714	3,543
Deferred income taxes	4,782	4,817
Minority interest in subsidiaries	242	219
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	22	22
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	28,179	30,044
Retained earnings (deficit) and accumulated other comprehensive loss	303	(699)

Total stockholders’ equity	28,514	29,377

Total liabilities and stockholders’ equity	$55,265	$54,692

CONSOLIDATED STATEMENTS OF CASH FLOWS

	9 Months Ended March 31,
	2006	2005
	US Millions
Operating activities:
Net income	$1,462	$1,411
Gain on disposition of discontinued operations, net of tax	(381)	—
Cumulative effect of accounting change, net of tax	1,013	—

Income from continuing operations	$2,094	$1,411
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	561	453
Amortization of cable distribution investments	78	86
Equity earnings of affiliates	(610)	(154)
Cash distributions received from investees	111	78
Other, net	(243)	(15)
Minority interest in subsidiaries, net of tax	44	189
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(692)	(612)
Inventories, net	(995)	20
Accounts payable and other liabilities	1,701	857

Net cash provided by operating activities	2,049	2,313

Investing activities:
Property, plant, and equipment, net of acquisitions	(648)	(710)
Acquisitions, net of cash acquired	(1,578)	(141)
Investments in equity affiliates	(39)	(142)
Other investments	(46)	(30)
Proceeds from sale of investments and other non-current assets	404	643
Proceeds from disposition of discontinued operations	395	—

Net cash used in investing activities	(1,512)	(380)

Financing activities:
Borrowings	1,149	1,776
Repayment of borrowings	(839)	(2,095)
Cash on deposit	—	275
Issuance of shares	110	65
Repurchase of shares	(1,810)	—
Dividends paid	(246)	(124)

Net cash used in financing activities	(1,636)	(103)

Net increase (decrease) in cash and cash equivalents	(1,099)	1,830
Cash and cash equivalents, beginning of period	6,470	4,051
Exchange movement on opening cash balance	(47)	112

Cash and cash equivalents, end of period	$5,324	$5,993

SEGMENT INFORMATION

	3 Months Ended March 31,		9 Months Ended March 31,
	2006	2005	2005	2005
	US Millions		US Millions
Revenues
Filmed Entertainment	$1,388	$1,477	$4,414	$4,726
Television	1,347	1,414	3,991	3,982
Cable Network Programming	839	633	2,424	1,857
Direct Broadcast Satellite Television	675	624	1,793	1,620
Magazines and Inserts	300	283	832	774
Newspapers	1,015	1,062	3,037	2,937
Book Publishing	275	300	1,056	1,041
Other	359	250	998	814

	$6,198	$6,043	$18,545	$17,751

Operating Income
Filmed Entertainment	$225	$251	$892	$949
Television	286	221	629	608
Cable Network Programming	211	172	670	565
Direct Broadcast Satellite Television	69	(21)	(45)	(247)
Magazines and Inserts	90	79	242	216
Newspapers	153	186	347	488
Book Publishing	26	30	173	152
Other	(49)	(29)	(68)	(122)

	$1,011	$889	$2,840	$2,609

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in Fiscal 2008. Currently under US GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended March 31,		9 Months Ended March 31,
	2006	2005	2006	2005
Basic earnings per share:
Income from continuing operations
Class A	$0.27	$0.14	$0.68	$0.51
Class B	$0.23	$0.12	$0.57	$0.43
Total	$0.26	$0.14	$0.65	$0.48
Gain on disposition of discontinued operations, net of tax
Class A	$—	$—	$0.12	$—
Class B	$—	$—	$0.10	$—
Total	$—	$—	$0.12	$—
Cumulative effect of accounting change, net of tax
Class A	$—	$—	($0.33)	$—
Class B	$—	$—	($0.28)	$—
Total	$—	$—	($0.31)	$—
Net income
Class A	$0.27	$0.14	$0.48	$0.51
Class B	$0.23	$0.12	$0.40	$0.43
Total	$0.26	$0.14	$0.45	$0.48
Diluted earnings per share:
Income from continuing operations
Class A	$0.27	$0.14	$0.68	$0.50
Class B	$0.22	$0.12	$0.57	$0.42
Total	$0.26	$0.13	$0.64	$0.47
Gain on disposition of discontinued operations, net of tax
Class A	$—	$—	$0.12	$—
Class B	$—	$—	$0.10	$—
Total	$—	$—	$0.12	$—
Cumulative effect of accounting change, net of tax
Class A	$—	$—	($0.33)	$—
Class B	$—	$—	($0.27)	$—
Total	$—	$—	($0.31)	$—
Net income
Class A	$0.27	$0.14	$0.48	$0.50
Class B	$0.22	$0.12	$0.40	$0.42
Total	$0.26	$0.13	$0.45	$0.47
Weighted average shares outstanding (diluted), in millions:
Class A	2,203	1,966	2,227	1,969
Class B	1,004	1,045	1,020	1,014

Total	3,207	3,011	3,247	2,983

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended March 31,		9 Months Ended March 31,
	2006	2005	2006	2005
	US $ Millions		US $ Millions
Operating income	$1,011	$889	$2,840	$2,609
Depreciation and amortization	189	176	561	453
Amortization of cable distribution investments	25	28	78	86

Operating income before depreciation and amortization	$1,225	$1,093	$3,479	$3,148

	For the Three Months Ended March 31, 2006 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$225	$17	$—	$242
Television	286	24	—	310
Cable Network Programming	211	13	25	249
Direct Broadcast Satellite Television	69	37	—	106
Magazines and Inserts	90	2	—	92
Newspapers	153	65	—	218
Book Publishing	26	2	—	28
Other	(49)	29	—	(20)

Consolidated Total	$1,011	$189	$25	$1,225

	For the Three Months Ended March 31, 2005 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$251	$14	$—	$265
Television	221	20	—	241
Cable Network Programming	172	10	28	210
Direct Broadcast Satellite Television	(21)	42	—	21
Magazines and Inserts	79	1	—	80
Newspapers	186	70	—	256
Book Publishing	30	1	—	31
Other	(29)	18	—	(11)

Consolidated Total	$889	$176	$28	$1,093

	For the Nine Months Ended March 31, 2006 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$892	$63	$—	$955
Television	629	66	—	695
Cable Network Programming	670	38	78	786
Direct Broadcast Satellite Television	(45)	121	—	76
Magazines and Inserts	242	5	—	247
Newspapers	347	196	—	543
Book Publishing	173	5	—	178
Other	(68)	67	—	(1)

Consolidated Total	$2,840	$561	$78	$3,479

	For the Nine Months Ended March 31, 2005 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$949	$39	$—	$988
Television	608	61	—	669
Cable Network Programming	565	30	86	681
Direct Broadcast Satellite Television	(247)	114	—	(133)
Magazines and Inserts	216	4	—	220
Newspapers	488	151	—	639
Book Publishing	152	4	—	156
Other	(122)	50	—	(72)

Consolidated Total	$2,609	$453	$86	$3,148